Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 1, 2005, is entered into among HEALTH NET, INC., a Delaware corporation (the “Borrower”), the Lenders and BANK OF AMERICA, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement described below.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders party thereto, and the Administrative Agent entered into that certain Credit Agreement dated as of June 30, 2004 (the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Required Lenders agree to amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to such modifications on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Amendment No. 1 Effective Date” is defined in Subpart 3.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment No. 1 Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2.

SUBPART 2.1 Amendments to Section 1.01. The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) certain non-recurring charges in an amount not to exceed a pre-tax total amount of $21,000,000 million incurred in connection with (A) the disposition of an investment in certain non-public securities, (B) the disposition of certain property held for sale and (C) anticipated restructuring charges and (vi) certain other non-recurring, cash and non-cash charges related to litigation and provider settlement payments, the increase of medical claims reserves and any premiums relating to the repayment by the Borrower of the Indebtedness related to the $400,000,000 8 3/8% Senior Notes due 2011, in an aggregate amount not to exceed $375,000,000 during the five (5) fiscal quarter period beginning with the fiscal quarter ended December 31, 2004 and ending with the fiscal quarter ended December 31, 2005 and minus (b) all non-recurring, non-cash items increasing Consolidated Net Income for such period.

SUBPART 2.2 Amendments to Section 1.01. The definition of “Minimum Borrower Cash Flow Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Minimum Borrower Cash Flow Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) (i) the aggregate amount of all cash on hand of the Borrower on the date twelve months prior to the date of such calculation plus (ii) the aggregate amount (such aggregate amount to be delineated on a Subsidiary-by-Subsidiary basis) of all dividends of the Subsidiaries of the Borrower to the Borrower for such period plus (iii) to the extent not included in clause (ii) immediately above, the aggregate amount (such aggregate amount to be delineated on a Subsidiary-by-Subsidiary basis) of all cash distributed from non-regulated Subsidiaries of the Borrower to the Borrower for such period plus/minus (iv) the aggregate amount (such aggregate amount to be delineated on a Subsidiary-by-Subsidiary basis) of all payments on intercompany loans between the Borrower and its Subsidiaries minus (v) the aggregate amount (such aggregate amount to be delineated on a Subsidiary-by-Subsidiary basis) of all other capital contributions by the Borrower into regulated Subsidiaries of the Borrower during such period minus (vi) the aggregate amount (such aggregate amount to be delineated on a Subsidiary-by-Subsidiary basis) of all Investments by the Borrower into non-regulated Subsidiaries of the Borrower during such period minus (vii) the aggregate amount of all capital expenditures of the Borrower during such period plus/minus (viii) the aggregate of all cash Taxes of the Borrower and its Subsidiaries paid by the Borrower during such period (net of the aggregate amount of all cash received by the Borrower from regulated and non-regulated Subsidiaries of the Borrower pursuant to all tax sharing arrangements between the Borrower and such Subsidiaries) during such period to (b) (i) Consolidated Interest Charges for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period plus (iii) the aggregate amount of all public dividends of the Borrower paid during such period plus (iv) the net amount of Consolidated Rent Expense paid by the Borrower and not reimbursed by the Subsidiaries for such period.

SUBPART 2.3 Amendments to Section 7.01(c). Section 7.01(c) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

7.01	Financial Covenants.

(c) Consolidated Net Worth. The Consolidated Net Worth shall at all times be greater than or equal to $1,100,000,000, (i) increased by the sum of, on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2004, (x) an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (y) an amount equal to 100% of the net cash proceeds from any Equity Issuance occurring after the Closing Date and (ii) decreased by the amount of cash and non-cash charges added back to Consolidated EBITDA, as permitted by clause (a)(vi) of the definition of Consolidated EBITDA, to the extent such charges cause a corresponding reduction of Consolidated Net Worth.

PART 3

CONDITIONS TO EFFECTIVENESS

SUBPART 3.1 Amendment No. 1 Effective Date. This Amendment shall be and become effective as of the date hereof (the “Amendment No. 1 Effective Date”) when all of the conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Amendment”.

SUBPART 3.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Required Lenders and the Administrative Agent.

SUBPART 3.3 Fees and Expenses. The Administrative Agent shall have received, (i) for the account of each Lender who executes and approves this Amendment on or before 1:00 P.M. (EST) on March 1, 2005, an amendment fee equal to 3 basis points of the Commitment of each such approving Lender, which fee shall be due and payable to each approving Lender when all of the conditions set forth in this Part 3 shall have been satisfied and (ii) on the date hereof, all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of Moore & Van Allen PLLC, special counsel to the Administrative Agent.

PART 4

MISCELLANEOUS

SUBPART 4.1 Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Credit Agreement and (b) the representations and warranties set forth in Article V of the Existing Credit Agreement are, subject to the limitations set forth therein, true and correct as of the date hereof (except for those which expressly relate to an earlier date).

SUBPART 4.2 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 4.3 Instrument Pursuant to Existing Credit Agreement. This Amendment is executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 4.4 References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 4.5 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

SUBPART 4.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

SUBPART 4.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 4.8 General. Except as amended hereby, the Existing Credit Agreement and all other credit documents shall continue in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	HEALTH NET, INC., a Delaware corporation

	By:	/s/ WISDOM LU
	Name:	Wisdom Lu
	Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ KEVIN L. AHART
	Name:	Kevin L. Ahart
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ JOSEPH L. CORAH
	Name:	Joseph L. Corah
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ DAWN LEE LUM
Name:	Dawn Lee Lum
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ AL GALLUZZO
Name:	Al Galluzzo
Title:	Senior Vice President

CITICORP USA, INC.

By:	/s/ PETER C. BICKFORD
Name:	PETER C. BICKFORD
Title:	Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ CAROLYN A. CALLOWAY
Name:	Carolyn A. Calloway
Title:	Managing Director

THE BANK OF NEW YORK

By:	/s/ JONATHAN ROLLINS
Name:	Jonathan Rollins
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ RAYMOND VENTURA
Name:	Raymond Ventura
Title:	Senior Vice President

UBS LOAN FINANCE LLC

By:	/s/ EDWARD CRIPPS
Edward Cripps
Director Banking Products Services, US

By:	/s/ JOSELIN FERNANDES
Joselin Fernandes
Associate Director Banking Products Services, US

WELLS FARGO BANK, N.A.

By:	/s/ LUCY NIXON
Name:	Lucy Nixon
Title:	Senior Vice President

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ PHILIP M. ROESNER
Name:	Philip M. Roesner
Title:	Vice President

NATIONAL CITY BANK

By:	/s/ GUSTAVUS BAHR
Name:	Gustavus Bahr
Title:	Vice President